Exhibit 10.12 Summary of 2005 Compensation for Named Executive Officers

At its meeting on December 20, 2004, the Compensation Committee of the Board of Directors of Eli Lilly and Company approved the 2005 compensation of the company’s named executive officers (as defined in Regulation S-K Item 402(a)(3)) as described below:

Executive Officer	Salary (1)	Bonus (2)	Option Grant	(3)	Performance	Award (4)
			No. of shares	Present	No. of shares	Present
				value		value

Sidney Taurel Chairman, President, and Chief Executive Officer	$1,580,000	$1,726,800	255,621	$4,320,000	51,752	$2,880,000

John C. Lechleiter, Ph.D. Executive Vice President, Pharmaceutical Operations	$929,800	$692,875	127,811	$2,160,000	25,876	$1,440,000

Charles E. Golden Executive Vice President and Chief Financial Officer	$845,700	$631,200	78,107	$1,320,000	15,813	$880,000

Steven M. Paul, M.D. Executive Vice President, Science and Technology	$831,060	$617,415	85,207	$1,440,000	17,251	$960,000

Robert A. Armitage Senior Vice President and General Counsel	$637,940	$411,370	53,254	$900,000	10,782	$600,000

(1)	Annualized base salaries effective as of March 1, 2005, the merit increase date for U.S. employees.

(2)	Target bonus under the Eli Lilly and Company Bonus Plan. Actual bonuses earned for 2005 may vary from zero to 200 percent of the target amount, depending on the company’s 2005 results relative to predetermined corporate performance measures that are based 25 percent on sales growth and 75 percent on earnings-per-share growth (adjusted for unusual items in accordance with predetermined criteria).

(3)	Granted February 11, 2005. The options vest February 11, 2008 and expire February 10, 2015. The exercise price is $55.65, the market value of Lilly stock on the date of grant. Present values are as of the grant date and are based on the company’s trinomial lattice valuation method of 30.37 percent of the exercise price of $55.65.

(4)	Target payout under the performance award program for 2005. Actual payouts earned for 2005 may vary from zero to 200 percent of the target amount, depending on the growth in the company’s 2005 earnings per share (adjusted for unusual items in accordance with predetermined criteria). Present values are as of February 11, 2005, and are based on 100 percent of the market value of Lilly stock on that date ($55.65 per share).

The named executive officers will continue to participate in other employee benefits as described in the company’s proxy statements, including a defined benefit retirement plan, a 401(k) plan, the Lilly Deferred Compensation Plan, and the company’s change in control severance pay program.